Exhibit 99.1

News Release

Midcoast Holdings, L.L.C. Appoints C. Gregory Harper as Principal Executive Officer

HOUSTON – Jan. 13, 2014 – Midcoast Holdings, L.L.C. (MH), the general partner of Midcoast Energy Partners, L.P. (Midcoast) (NYSE: MEP), today announced the appointment of C. Gregory (Greg) Harper as a director of the MH board of directors effective Jan. 30 and as principal executive officer effective Feb. 28, 2014.

Midcoast, an Enbridge Inc. indirect subsidiary, is a limited partnership formed by Enbridge Energy Partners, L.P. (the Partnership) (NYSE: EEP) to serve as the Partnership’s primary vehicle for owning and growing its natural gas and natural gas liquids (NGL) midstream business in the United States. Midcoast’s assets currently include interests in a network of natural gas and NGL gathering and transportation systems, natural gas processing and treating facilities and NGL fractionation facilities primarily located in Texas and Oklahoma.

Also effective Jan. 30, Mr. Harper will become president, Gas Pipelines and Processing for Enbridge Inc. (Enbridge) (TSX: ENB) (NYSE: ENB), a member of Enbridge’s Executive Leadership team and will report to Al Monaco, president and chief executive officer of Enbridge Inc. In addition and effective the same day, Mr. Harper will become a director on the boards of each of Enbridge Energy Company, Inc. (EECI), the general partner of the Partnership, and Enbridge Energy Management, L.L.C.(EEM) (NYSE: EEQ), the delegate of EECI pursuant to which it manages the Partnership.

Mark A. Maki, who has led Enbridge’s gas businesses in an interim capacity and precedes Mr. Harper as principal executive officer of MH, will remain president and principal executive officer of EEM and a director on the boards of EECI, EEM and MH.

Mr. Harper joins Enbridge from Southwestern Energy, where he held the position of senior vice president, Midstream. He previously held senior leadership roles with Centerpoint Energy, Spectra Energy Partners, LP and Duke Energy. In 2013, he served as Chairman of the Board of the Interstate Natural Gas Association of America (INGAA). He is actively involved in community service, including educational, industry, professional, and arts organizations. Mr. Harper holds a B.Sc. in Mechanical Engineering from the University of Kentucky and an MBA from the University of Houston.

About Midcoast Energy Partners, L.P.

Midcoast Energy Partners, L.P. (Midcoast) (NYSE: MEP), is a limited partnership formed by Enbridge Energy Partners, L.P to serve as the Partnership’s primary vehicle for owning and growing its natural gas and natural gas liquids (NGLs) midstream business in the U.S. Midcoast’s assets currently consist of a 39 percent controlling interest in Midcoast Operating, L.P., a Texas limited partnership that owns a network of natural gas and NGL gathering and transportation systems, natural gas processing and treating facilities and NGL fractionation facilities primarily located in Texas and Oklahoma. Midcoast Operating also owns and operates natural gas, condensate and NGL logistics and marketing assets that primarily support its gathering, processing and transportation business. Through our ownership of Midcoast Operating’s general partner, we control, manage and operate these systems.

Enbridge Energy Partners, L.P. (NYSE: EEP), through its wholly-owned subsidiary Midcoast Holdings, LLC, controls the general partner of Midcoast and holds an approximate 54 percent interest in Midcoast. The Partnership owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The Partnership is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward Looking Statements

This news release includes forward-looking statements, which are statements that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although we believe that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the ability of Midcoast Energy Partners, L.P. (“MEP”) to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) risk related to the securities markets generally; (2) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids, including the rate of development of the Alberta Oil Sands; (3) MEP’s ability to successfully complete and finance expansion projects; (4) the effects of competition, in particular, by other pipeline and gathering systems, as well as other processing and treating plants; (5) shut-downs or cutbacks at MEP’s facilities or refineries, petrochemical plants, utilities or other businesses for which MEP transports products or to whom MEP sells products; (6) hazards and operating risks that may not be covered fully by insurance; (7) changes in or challenges to MEP’s rates; and (8) changes in laws or regulations to which MEP is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

In addition to the risks listed above, other risks include those detailed from time to time in Midcoast Partners’ Securities and Exchange Commission, or SEC, reports, including, without limitation, in Midcoast Partners’ prospectus related to its initial public offering, dated November 6, 2013 and filed with the United States Securities and Exchange Commission on November 8, 2013, and any subsequently filed annual, quarterly or current reports, which filings are available to the public at the SEC’s website (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT:

Terri Larson, APR	Sanjay Lad
Media	Investment Community
(877) 496-8142	(866) EEP INFO or (866) 337-4636
E-mail: usmedia@enbridge.com	E-mail: eep@enbridge.com

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